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                                                                   EXHIBIT 4.1

                             CERTIFICATE OF DESIGNATION,
                          POWERS, PREFERENCES AND RIGHTS OF
                         THE SERIES OF THE PREFERRED STOCK OF

                              U.S. MEDICAL SYSTEMS, INC.

                                   TO BE DESIGNATED
                   SERIES A 10% VOTING CONVERTIBLE PREFERRED STOCK


     U.S. MEDICAL SYSTEMS, INC., a Delaware corporation (the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation has duly adopted the resolution attached hereto as APPENDIX 1, providing for the issuance of a series of Preferred Stock to be designated Series A 10% Voting Convertible Preferred Stock and to consist of 1,000,000 shares.

     IN WITNESS WHEREOF, U.S. MEDICAL SYSTEMS, INC. has caused its corporate seal to be hereunto fixed and this Certificate to be signed by C. Lee Cooke, Jr., its Chairman of the Board, President and Chief Executive Officer, this 16th day of February, 1998.


                                       U.S. MEDICAL SYSTEMS, INC.


                                       By: /s/ C. Lee Cooke
                                          ----------------------------------
                                          C. Lee Cooke, Jr.
                                          Chairman of the Board, President
                                          and Chief Executive Officer

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                                  RESOLUTION
                                      OF
                          U.S. MEDICAL SYSTEMS, INC.

                    RELATING TO THE ISSUANCE OF SERIES A
                                 10% VOTING
                         CONVERTIBLE PREFERRED STOCK


     WHEREAS, the Certificate of Incorporation of the Company provides that the Company shall have authority to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") and 20,000,000 shares of Common Stock, par value $0.01 per share (together with any other class of Common Stock authorized by the stockholders of the Company after the date hereof, the "Common Stock"); and

     WHEREAS, the Certificate of Incorporation of the Company provides that the Board of Directors is authorized to provide for the issue of the Preferred Stock in one or more series and to fix for each such series such voting powers, expanded, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series;

     BE IT RESOLVED, that a series of 1,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company be and the same is hereby authorized to be known as Series A 10% Voting Convertible Preferred Stock (such Preferred Stock hereinafter being referred to as the "Series A Preferred Stock"). The designations, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, with respect to the Series A Preferred Stock are as set forth below. Unless otherwise defined herein or unless the context otherwise requires, all terms used herein which are defined in the Certificate of Incorporation of the Company shall have the same meanings as specified in such Certificate of Incorporation and the term "Certificate of Incorporation" of the Company, as used herein, means, as of any date, unless the context otherwise requires, the Certificate of Incorporation of the Company, as amended or as amended and restated as of such date:

               SERIES A 10% VOTING CONVERTIBLE PREFERRED STOCK

     A. DESIGNATION OF THE SERIES. There shall be a series of Preferred Stock to be known as "Series A 10% Voting Convertible Preferred Stock" consisting of 1,000,000 shares of Preferred Stock having a par value of $0.01 per share (the "Shares"). Such shares shall constitute the entire Series A Preferred Stock, and no other shares of such Series shall be issued.

     B. DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, if and when declared by the Board of Directors from funds legally available therefor, cash

                                   Appendix 1
dividends at the rate of $0.05 per share per annum, payable quarterly on the last day of the months April, July, October and January in each year. In the event a dividend is declared, but unpaid, such dividend shall accrue and be cumulative (whether or not in any quarterly dividends period there shall be funds of the Company legally available for the payment of such dividend) from the first day of July 1998 (unless such day is not a business day, in which event on the next business day), and thereafter from the date of the last quarterly dividend date to which dividends were declared and paid on the Preferred Stock of the Company. Each such dividend shall be paid to the holders of record of the shares of Preferred Stock as they appear on the stock register of the Company on the last day of the month next preceding the payment date thereof. Dividend on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding forty-five (45) days preceding the payment date hereof, as may be fixed by the Board of Directors, of the Company or by a committee of said Board of Directors duly authorized to fix such date.

          Dividends payable on the Preferred Stock for each full quarterly dividends period shall be computed by dividing the annual rate by four (4). Dividends payable on the Preferred Stock for any period less than a full quarterly dividend period and, for the initial dividend period, shall be computed on the basis of a 360-day year of four (4) 90-day quarters, and the actual number of days elapsed on the period for which payable, including the date of the payment.

     C. CONVERSION. The Series A Preferred Stock shall automatically and immediately be converted into fully paid and nonassessable shares of Common Stock of the Company, without any action or election on the part of the holder thereof, immediately after the Company has effected a one-for-five or greater reverse stock split of its Common Stock ("Automatic Conversion Date"). In addition, so long as the Company has sufficient authorized and unissued shares of Common Stock, each share of Series A Preferred Stock shall be convertible at the option of the holder thereof into the number of fully paid and nonassessable shares of Common Stock provided below. The holders of Series A Preferred Stock hereby acknowledge that as of the date hereof, the Company does not have sufficient authorized and unused shares of Common Stock to effect a conversion of the Series A Preferred Stock into Common Stock.
The term "Common Stock" shall refer to the Common Stock, $0.01 par value per share of the Company, as constituted on January 30, 1998, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

          1. CONVERSION RATE. At the Automatic Conversion Date, or upon the exercise of the option to convert described above, each share of Series A Preferred Stock shall be converted into seven (7) shares of Common Stock, as adjusted and readjusted from time to time in accordance with the terms and provisions hereof (the "Conversion Rate").

          2. METHOD OF CONVERSION. As soon as feasible, but in no event later than five (5) days, after the Automatic Conversion Date, the Company shall mail a notice to each holder of record of the shares of the Series A Preferred Stock on the Automatic Conversion Date

                                   Appendix 1
of the occurrence thereof and informing each holder of the conversion and the number of shares of Common Stock into which such holder's shares of the Series A Preferred Stock shall have been converted. In the event the holder desires to exercise the option to convert, the holder shall give written notice to the Company at its principal corporate office of the election to convert the same. The Company or its transfer agent shall also inform the holder of the procedures for exchanging the certificate or certificates representing shares of Series A Preferred Stock for certificates representing the shares of Common Stock into which the Series A Preferred Stock shall have been converted. Until surrendered to the Company, each outstanding certificate which, prior to the conversion, represents shares of the Series A Preferred Stock will, following such conversion, be deemed for all corporate purposes of the Company to evidence ownership of the number of shares of Common Stock into which the shares of the Series A Preferred Stock shall have been converted. After the Automatic Conversion Date there shall be no further registry of transfers on the records of the Company of the shares of Series A Preferred Stock, and if a certificate representing such shares is presented to the Company, it shall be canceled and exchanged for a certificate representing the number of shares of Common Stock as herein provided.

          3. FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any shares, share or fractional share of Series A Preferred Stock. All shares of Common Stock, including fractions thereof, issued upon conversion of shares (or fractions thereof) of Series A Preferred Stock by the holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Closing Bid Price of the Company's Common Stock on the Nasdaq Bulletin Board on the Automatic Conversion Date multiplied by such fraction.

     D. VOTING. Prior to the Automatic Conversion Date, and except as otherwise provided by law, the holders of the Series A Preferred Stock will be entitled to 35.190319 votes per share of Series A Preferred Stock, subject to adjustment in accordance with Subsection E below, on all matters subject to a vote of stockholders of the Company, without any regard to classification or series.

     E.   STOCK DISTRIBUTIONS, SPLITS AND COMBINATIONS; ADJUSTMENTS.  In case
(i) the outstanding shares of Common Stock (or other securities) shall be subdivided into a greater number of shares, (ii) a non-cash dividend in Common Stock (or other securities) shall be paid in respect of Common Stock (or other securities), or (iii) the outstanding shares of Common Stock (or other securities) shall be combined into a smaller number of shares thereof, the number of shares of Common Stock or other securities into which the Preferred Stock (subsequent to such subdivision or combination or at the record date of such dividend or distribution) shall (simultaneously with the effectiveness of such subdivision or combination or immediately after the record date of such dividend or distribution) be convertible into shall be equal to the number of shares of Common Stock or other securities a holder would have owned and had a right to

                                   Appendix 1
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receive as a result of such subdivision, combination, dividend or distribution, if such holder had actually held of record (immediately prior to the effectiveness of such subdivision or combination or immediately prior to the record date of such dividend or distribution) the number of shares of Common Stock or other securities that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately prior to the effectiveness of such subdivision or combination or the record date of such dividend or distribution.

     F. LIQUIDATION RIGHTS. In the event of any liquidation or dissolution or winding up of the Company, voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, subject to the rights of any other class of stock which makes senior to the Preferred Stock as to distribution of assets on liquidation, but before any distribution is made on any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets, the sum of $4.00 per share, plus any arrearages in dividends thereon.

     6. REDEMPTION RIGHTS. There shall be no right of redemption by the holders of the Preferred Stock, except as may be determined by the Board of Directors and approved by a majority of the holders of the Preferred Stock.










                                   Appendix 1